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Fund                                                    PRESS
American                                                RELEASE
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                                                        CONTACT: Terry Baxter
                                                                 603-640-2229



                    FUND AMERICAN EXTENDS STOCK TENDER OFFER


HANOVER, New Hampshire, November 12, 1997 - Fund American Enterprises Holdings, Inc. today announced that it has extended the expiration date of its offer to purchase up to 1,000,000 shares of its common stock at prices not greater than $125.00 nor less than $105.00 per share, net to the seller in cash. The Offer is now scheduled to expire at 11:59 p.m., New York City time, on Tuesday, December 2, 1997, unless extended. As of the close of business yesterday, no shares of Fund American's common stock have been tendered in the offer. The terms and conditions of the offer are set forth in Fund American's Offer to Purchase dated November 3, 1997, and the related Letter of Transmittal. Lehman Brothers Inc. is the Dealer Manager for the offer and First Chicago Trust Company of New York is the Information Agent.







                    Fund American Enterprises Holdings, Inc.
                             80 South Main Street
                          Hanover, New Hampshire 03755
                                 603-643-1567